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                                                                    EXHIBIT 12.1

     ARDEN REALTY, INC. COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                     (AMOUNTS IN THOUSANDS, EXCEPT RATIOS)

                                                                               ARDEN REALTY, INC.
                                                    ------------------------------------------------------------------------
                                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                    ------------------------------------------------------------------------
                                                         2003           2002           2001            2000          1999
                                                    --------------- -------------- --------------  -------------- ----------
Earnings Available to Cover Fixed Charges:
Net Income                                          $   58,509      $   70,175     $   97,759      $  96,710      $   96,626

Add:
 Interest Expense (1)                                   93,767          88,516         84,195(2)      78,406(2)       60,239(2)
 Preferred Distributions                                 4,312           4,312          4,312          4,312           1,354
                                                    ----------      ----------     ----------      ---------      ----------

Total Earnings Available to Cover Fixed Charges     $  156,588      $  163,003     $  186,266      $ 179,428      $  158,219
                                                    ==========      ==========     ==========      =========      ==========

Fixed Charges:
 Interest Expense                                   $   93,767      $   88,516     $   84,195      $  78,406      $   60,239
 Interest Capitalized                                    2,496           5,646          9,095         12,646           9,587
 Preferred Distributions                                 4,312           4,312          4,312          4,312           1,354
                                                    ----------      ----------     ----------      ---------      ----------

Total Fixed Charges                                 $  100,575      $   98,474     $   97,602      $  95,364      $   71,180
                                                    ==========      ==========     ==========      =========      ==========

Ratio of Earnings to Fixed Charges                        1.56x           1.66x          1.91x          1.88x           2.22x
                                                    ==========      ==========     ==========      =========      ==========

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(1)      Includes interest expense for a property classified as discontinued
         operations.

(2) Includes approximately $2.5 million, $805,000 and $760,000 of interest capitalized on an office property that was classified as part of discontinued operations for the years ended December 31, 2001, 2000 and 1999.